Exhibit 6

CONFORMED COPY

June 29, 2009

AGREEMENT

by and among

Barclays Wealth Trustees (Jersey) Limited

in its capacity as trustee of

The First National Trust,

WHL Holdings Limited,

Polmos Bialystok S.A.,

Central European Distribution Corporation

and

Mark Kaoufman

AGREEMENT

This AGREEMENT (this “AGREEMENT”) is entered into as of June 29, 2009, by and among BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED in its capacity as trustee of THE FIRST NATIONAL TRUST, a trust company incorporated under the laws of Jersey, having its registered office at 39-41, Broad Street, St. Helier, JE4 5PS Jersey, Channel Islands (the “Seller”), WHL HOLDINGS LIMITED, a company incorporated under the laws of the Republic of Cyprus, whose registered office is located at Chrysanthou Mylona, 3 Street, P.C. 3030 Limassol, Cyprus (“Whitehall”), POLMOS BIALYSTOK S.A., a joint stock company incorporated under the laws of Poland, whose registered office is located at ul. Elewatorska No. 20, 15-950 Bialystok, Poland (the “Purchaser”), CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a corporation incorporated under the laws of the State of Delaware in the United States of America, whose registered office is at 2 Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, U.S.A. (the “Parent”) and Mark Kaoufman (“Kaoufman” and together with Seller, Whitehall, Purchaser and Parent, collectively, the “Parties”, and each, individually, a “Party”).

To the extent set forth herein, this Agreement also constitutes Amendment No. 6 to the Share Sale and Purchase Agreement, dated May 23, 2008, by and among Seller, Whitehall, Purchaser and Parent.

This Agreement also constitutes Amendment No. 1 to the Registration Rights Agreement, dated October 21, 2008, by and between the Seller and the Parent.

RECITALS

WHEREAS, on May 23, 2008, the Seller, Whitehall, Purchaser and Parent entered into a Share Sale and Purchase Agreement relating to the sale and purchase of a non-controlling interest in The Whitehall Group, as amended by Amendment No. 1, dated October 21, 2008 and as further amended by Amendment No. 5, dated February 24, 2009 (such amendment, “Amendment No. 5” and such agreement, as so amended, the “SPA”).

WHEREAS, on October 21, 2008, the Parent and Seller entered into the Registration Rights Agreement, as amended by Amendment No. 5 (as so amended, the “Registration Rights Agreement”), pursuant to which, subject to the terms and conditions thereof, Parent undertook to grant Seller (and any transferee of Seller’s CEDC Shares, pursuant to a valid transfer in accordance with the Registration Rights Agreement) certain registration rights with respect to the CEDC Shares issued in connection with the SPA;

WHEREAS, pursuant to the terms of Amendment No. 5, at the Third Closing, Parent issued 2,100,000 million CEDC Shares to Kaoufman;

WHEREAS, on March 6, 2009, Seller transferred to Kaoufman, as a distribution in kind, 831,248 CEDC Shares, such that from and after March 6, 2009 through and including the date hereof, Kaoufman has been the sole legal owner of record and the sole beneficial holder of 2,931,248 CEDC Shares (the “Kaoufman Shares”);

WHEREAS, pursuant to and in accordance with Section 7.13 of the SPA, Parent has undertaken to prepare and file a Registration Statement with respect to the Kaoufman Shares and to use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to cause the Kaoufman Shares to be registered under the Securities Act no later than the date that is thirty days after the receipt by Parent of the Required Financial Information, such actions to be deemed a Demand Registration under the Registration Rights Agreement;

WHEREAS, Kaoufman desires to sell all, or a substantial majority of, the Kaoufman Shares as soon as possible following the effectiveness of the Registration Statement (such intended sales, the “Kaoufman Sales”);

WHEREAS, Parent is contemplating a public offering of up to $170 million in value of shares of its common stock, not including any over-allotment option that may be granted to the underwriters, to be offered and sold on a firm-commitment basis through a syndicate of underwriters (such public offering, the “Parent Offering”).

WHEREAS, following recent discussions between the respective Representatives of Parent and Kaoufman, Parent and Kaoufman have determined that it is in the best interests of Parent and Kaoufman to combine and coordinate the Parent Offering and the Kaoufman Sales in a simultaneous sales process so as to market the offerings in an orderly fashion pursuant to a combined primary and secondary public offering (the “Public Offering”); and

WHEREAS, the Parties have reached agreement with respect to amending, modifying and supplementing certain provisions of the SPA and the Registration Rights Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms. (a) For the purposes of this Agreement, unless the context requires otherwise, capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the SPA or, if specified, the Registration Rights Agreement.

(b)	In addition, the following terms shall have the following meanings:

“Amendment No. 5”	has the meaning ascribed to it in the preamble

“CEDC Option Shares”	has the meaning ascribed to it in Section 2.5(b)(ii);

“Kaoufman Lock-Up”	has the meaning ascribed to it in Section 2.6(a);

“Kaoufman Sales”	has the meaning ascribed to it in the preamble;

“Kaoufman Shares”	has the meaning ascribed to it in the preamble

“Late Registration Interest”	has the meaning ascribed to it in Section 3.4;

“Losses”	has the meaning ascribed to it in Section 3.2(a);

“MK Notice”	has the meaning ascribed to it in Section 2.2(b);

“MK Offered Shares”	has the meaning ascribed to it in Section 2.2(b);

“MK Option Shares”	has the meaning ascribed to it in Section 2.5(b)(i);

“MK Underwritten Shares”	has the meaning ascribed to it in Section 2.4(b);

“Offering Documentation”	has the meaning ascribed to it in Section 2.9(b);

“Option Shares”	has the meaning ascribed to it in Section 2.5;

“Over-Allotment Option”	means an over-allotment option as customarily contemplated in an underwriters agreement pertaining to an underwritten public offering of common stock comparable to the Public Offering;

“Over-Allotment Period”	has the meaning ascribed to it in Section 4.1(a)(i);

“Parent Gross Proceeds”	has the meaning ascribed to it in Section 2.2(a);

“Parent Offering”	has the meaning ascribed to it in the preamble;

“Parent Target Shares”	has the meaning ascribed to it in Section 2.4(a);

“Parent Underwritten Shares”	has the meaning ascribed to it in Section 2.4(a);

“Public Offering”	has the meaning ascribed to it in the preamble;

“Public Offering Price”	means the average daily closing share price, weighted by daily volume, on the NASDAQ Global Select Market for a CEDC Share during the five trading-day period ending on the date the Public Offering is launched;

“Registration Rights Agreement”	has the meaning ascribed to it in the preamble;

“SPA”	has the meaning ascribed to it in the preamble;

“Underwritten Shares”	has the meaning ascribed to it in Section 2.4;

“Underwriters”	means the syndicate of underwriters engaged by Parent and Kaoufman in connection with the Public Offering, which, as of the date hereof, is expected to include Jefferies & Company, Inc., ING Bank N.V. and UniCredit CAIB, or their respective Affiliates;

“Underwriting Agreement”	means that underwriting agreement to be entered into by and among the Underwriters, Parent and Kaoufman; and

“Whitehall Indemnified Parties”	has the meaning ascribed to it in Section 3.2(a).

Section 1.2 Construction. (a) For the purposes of this Agreement, (i) any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, e-mail); (ii) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (iii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules which are incorporated into and form part of this

Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement means “including without limitation” unless the context otherwise requires or unless otherwise specified; (v) the word “or” shall not be exclusive; (vi) “commercially reasonable best efforts” shall not require waiver by any Party of any material rights or any action or omission that would be a breach of this Agreement; (vii) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (viii) references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate regulation or rule made under the relevant statute or statutory provision, except to the extent that any amendment, consolidation or replacement would increase or extend the liability of any Party under this Agreement; and (ix) references to any New York legal term for any statute, action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than New York, be deemed to include what most nearly approximates in that jurisdiction to the New York legal term;

(b) The Parties acknowledge that each Party and its counsel have reviewed this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Exhibits and Schedules) or any amendments hereto.

Section 1.3 Headings; Definitions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE 2

AGREEMENT REGARDING PUBLIC OFFERING TERMS

Section 2.1 General. (a) Parent intends in good faith that Kaoufman and his advisers shall be provided a reasonable opportunity to review and comment on all drafts of the prospectus supplement relating to the Public Offering, which comments Parent shall consider in good faith; provided that, in particular, no statement or information (other than the separate audited consolidated financial statements of the Joint Venture and its subsidiary to be provided to Parent pursuant to Section 3.1) relating to any of (i) Kaoufman, (ii) the Whitehall Group or (iii) the Joint Venture or Moet Hennessy International shall be included in the Offering Documentation that has not been provided to Kaoufman and/or Kaoufman’s advisers for review and comment by MK and/or his advisers;

(b) Parent shall use reasonable efforts to, and to cause the Underwriters to, apprise Kaoufman and his advisers of the progress and status of the subscription and book-building process on a timely and regular basis.

Section 2.2 Amounts of Shares to be Offered. (a) Parent shall have the right to include in the Public Offering up to $170 million in value of newly-issued CEDC Shares, based on the Public Offering Price and excluding any CEDC Shares to be issued on exercise of any Over-Allotment Option (such value, the “Parent Gross Proceeds”).

(b) Kaoufman shall have the right to include in the Public Offering up to 2,700,000 of the Kaoufman Shares; provided that, subject to such maximum, Kaoufman shall confirm to Parent in writing (such notice the “MK Notice”) the final number of the Kaoufman Shares that he wishes to sell no later than June 30, 2009 (such number of Kaoufman Shares, the “MK Offered Shares”). If Kaoufman does not deliver the MK Notice no later than June 30, 2009, then Kaoufman will be deemed to have withdrawn all MK Offered Shares pursuant to Section 2.3.

Section 2.3 Kaoufman Withdrawal Rights. At any time up to the entering into of the Underwriting Agreement, Kaoufman shall have the right to withdraw all or a portion of the MK Offered Shares; provided that for the avoidance of doubt, without the prior written consent of Parent, Kaoufman shall have no right to increase the number of MK Offered Shares. For the avoidance of doubt, for the purposes of any calculations set forth in this Agreement, any reference to MK Offered Shares shall be to the number of MK Offered Shares after giving effect to any withdrawal rights.

Section 2.4 Cut-Back Allocations. If, at any time up to the entering into of the Underwriting Agreement, the managing Underwriters or their Representatives advise Parent and Kaoufman that the marketability of the Public Offering would be adversely affected by the number of CEDC Shares intended to be offered in aggregate by Parent and Kaoufman, the maximum number of CEDC Shares to included in the registration and the Public Offering (such aggregate number, the “Underwritten Shares”) shall be allocated as follows:

(a) Parent shall have the right to include such number of CEDC Shares (such number, the “Parent Underwritten Shares”) determined by multiplying the Underwritten Shares by a fraction, (A) the numerator of which is equal to such number of CEDC Shares (the “Parent Target Shares”) determined by dividing (1) the Parent Gross Proceeds by (2) the Public Offering Price and (B) the denominator of which is the sum of (1) the Parent Target Shares and (2) the MK Offered Shares.

(b) Kaoufman shall have the right to include such number of CEDC Shares (the “MK Underwritten Shares”) determined by multiplying the Underwritten Shares by a fraction, (A) the numerator of which is equal to the MK Offered Shares and (B) the denominator of which is the sum of (1) the Parent Target Shares and (2) the MK Offered Shares.

Section 2.5 Over-Allotment Option. In the event that an Over-Allotment Option is granted to the Underwriters, the CEDC Shares to be purchased by the Underwriters pursuant to any exercise of such option (the “Option Shares”) shall be sold to the Underwriters according to the following allocations:

(a) In the event that no cut-back has been effected in application of Section 2.4, Parent shall have the obligation to issue and sell to the Underwriters on their exercise of any Over-Allotment Option the entire amount of the Option Shares; it being expressly agreed, for the avoidance of doubt, that in no event shall Kaoufman be required to sell in the aggregate more than the MK Offered Shares to the Underwriters.

(b) In the event that pursuant to and in accordance with Section 2.4, the MK Underwritten Shares sold to the Underwriters were fewer than the MK Offered Shares:

(i) Kaoufman shall have the right, but not the obligation, to sell to the Underwriters on their exercise of any Over-Allotment Option up to that number of CEDC Shares (such number, the “MK Option Shares”) determined by multiplying (A) the Option Shares by (B) a fraction, (1) the numerator of which is the MK Underwritten Shares and (2) the denominator of which is the Underwritten Shares; and

(ii) Parent shall have the obligation to issue and sell to the Underwriters on their exercise of any Over-Allotment Option that number of CEDC Shares (the “CEDC Option Shares”) determined by subtracting the MK Option Shares, if any, from the Option Shares.

Section 2.6 Kaoufman Lock-Up Period. (a) It is the intention of the Parties that in no event should Kaoufman be obligated to enter into an Underwriting Agreement that includes:

(i) any undertaking by Kaoufman not to sell or otherwise transfer, directly or indirectly, any Kaoufman Shares, or any interest therein, and/or not to enter into any swap or like agreement that transfers the economic consequences of his ownership of the Kaoufman Shares from and after the date of the Underwriting Agreement (any such undertaking, a “Kaoufman
Lock-up”), except any Kaoufman Lock-up that is binding on Kaoufman for no more than fourteen (14) days from and after the date of the Underwriting Agreement; or

(ii) any undertaking by Parent not to issue or sell or otherwise transfer, directly or indirectly, any CEDC Shares, or any securities convertible or exchangeable into CEDC Shares, or any interest therein, and/or not to enter into any swap or like agreement that transfers the economic consequences of ownership of CEDC Shares, which does not contain an express exception permitting Parent to file any registration statement with respect to, and to register for sale, any Kaoufman Shares to be sold by Kaoufman as a selling stockholder on a secondary basis, pursuant to Section 4.1 hereof.

(b) In furtherance of the foregoing, the Parties expressly agree as follows:

(i) Provided Kaoufman shall not have exercised his withdrawal rights under Section 2.3 hereof, CEDC agrees not to exercise any right it may have under Article IV of the Registration Rights Agreement for a period beginning on the date of the Underwriting Agreement and ending on the later of (i) 90-days after the date of the Underwriting Agreement and (ii) the expiration date for any lock-up undertaking given by Parent to the Underwriters under the Underwriting Agreement.

(ii) In the event that the terms of the Underwriting Agreement proposed to Kaoufman does not comply with terms set forth in this Section 2.6, Kaoufman may, without penalty, withdraw from participation in the Public Offering and, as of such withdrawal, the terms and conditions of the SPA and the Registration Rights Agreement shall continue in full force and effect according to their terms as of immediately prior to the entry into this Agreement and any amendment, modification or waiver of the SPA or the Registration Rights Agreement effected by this Agreement shall be deemed to be null and void ab initio.

Section 2.7 Underwriters Fees and Commissions. (a) Kaoufman shall negotiate and agree directly with the Underwriters the underwriting fees and commissions to be paid to the Underwriters with respect to the sale of the MK Offered Shares, if applicable.

(b) Kaoufman shall be solely responsible for paying such fees and commissions.

Section 2.8 Expenses. (a) The Registration and Non-Registration Expenses (as defined in the Registration Rights Agreement) relating to the Public Offering, as well as any expenses to be reimbursed to the Underwriters under the Underwriting Agreement shall be borne solely by Parent

(b) For the avoidance of doubt, and without limitation, the expenses to be borne solely by Parent shall include:

(i) the entire amount of any expenses of the Underwriters (including the fees and expenses of Underwriters’ counsel) agreed to be reimbursed to, or paid on behalf of, the Underwriters pursuant to the Underwriting Agreement;

(ii) all expenses incurred in connection with any “roadshow” presentations to potential investors;

(iii) the fees and expenses of Parent’s counsel and independent accountants;

(iv) the costs incident to the authorization, issuance, sale, preparation and delivery of the Parent Underwritten Shares and the Parent Option Shares, if any, and any taxes payable in that connection;

(v) the costs incident to the preparation, printing and filing under the Securities Act of the registration statement, any prospectus (including any preliminary prospectus, any free writing prospectus, and the final prospectus) including all exhibits, amendments and supplements thereto, and the distribution thereof;

(vi) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Underwritten Shares and the Option Shares under the laws of such jurisdictions as the Underwriters may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the reasonable related fees and expenses of counsel for the Underwriters);

(vii) all expenses and application fees related to the listing of the Underwritten Shares and the Option Shares on The NASDAQ Global Select Market; and

(viii)	the costs and charges of any transfer agent and any registrar.

(c) For the avoidance of doubt, the fees and expenses of the Representatives, including legal and other advisers, of each of Kaoufman, Seller and Whitehall shall be borne solely by Kaoufman, Seller and Whitehall, respectively.

Section 2.9 Other Terms and Conditions of the Underwriting Agreement. (a) In general, the Parties hereto intend that the Underwriting Agreement shall not contain any terms and conditions inconsistent in any material respect with this Agreement and that the Underwriting Agreement shall otherwise contain only such terms and conditions that are customary for an offering comparable to the Public Offering.

(b) Without limiting Section 2.9(a), and in addition to other provisions of this Article II, it is the intention of the Parties that Kaoufman shall not be required to give any representation or warranty to the Underwriters (or to Parent) under the Underwriting Agreement, other than representations and warranties in a form no more burdensome to Kaoufman than those customarily given by selling stockholders with respect to (i) his ownership of the MK Offered Shares, free and clear of any liens, (ii) his capacity to enter into the Underwriting Agreement and the Custody Agreement relating to the MK Offered Shares and to perform his obligations thereunder, (iii) non-contravention of other material agreements and no requirement for further approvals, authorizations or third-party consents, with respect to transfer of the MK Offered Shares; (iv) material accuracy of information relating to Kaoufman included in the registration statement, or any prospectus included therein, or any amendment or supplement thereto (the “Offering Documentation”), (v) no reliance by MK on any material information not contained in the Offering Documentation or otherwise provided to the underwriters, (vi) no price stabilization or manipulation or manipulation by Kaoufman and compliance with Regulation M; (vi) payment of transfer taxes, stamp duties and other taxes in respect of the transfer of the MK Offered Shares; and (vii) no distribution of offering materials by Kaoufman.

(c) Without limiting Section 2.9(a), and in addition to other provisions of this Article II, it is the intention of the Parties that Kaoufman shall not be required to indemnify the Underwriters with respect to any losses, claims or damages arising out of any untrue statement or alleged untrue statement of a material fact contained in the Offering Documentation or out of any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading; except Kaoufman shall indemnify the Underwriters (in customary terms no more burdensome in any material respect to Kaoufman than the comparable indemnity given to Parent under the Registration Rights Agreement) in respect of any losses, claims or damages arising out of any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact, in respect of information furnished by Kaoufman for inclusion in such Offering Documentation, provided that the extent of the information within the scope of this exception shall be clearly delimited.

Section 2.10 Several Not Joint Liability. Kaoufman’s liability for his obligations under the Underwriting Agreement shall be several and he shall have no joint and several liability with Parent with respect to any obligations of Parent under the Underwriting Agreement.

Section 2.11 Indemnification Between Parent and Kaoufman. For the avoidance of doubt, with respect to the Offering Documentation, as between Parent and Kaoufman the indemnification provisions of Article VI of the Registration Rights Agreement shall continue to apply.

ARTICLE 3

AGREEMENTS WITH RESPECT TO REQUIRED FINANCIAL

INFORMATION

Section 3.1 Provision of Separate Financial Statements. Kaoufman shall, and shall cause all Persons within his control to, take all steps necessary to permit Parent to file on Form 10-K/A, no later than June 30, 2009, the separate audited consolidated financial statements of the Joint Venture and its subsidiary for the year ended December 31, 2008, including the required consent of all Persons within Kaoufman’s control and of Ernst & Young LLC to the incorporation by reference in Parent’s active registration statements relating to its securities offerings on a delayed or continuous basis of the audit report of Ernst & Young LLC relating to the separate audited consolidated financial statements of the Joint Venture and its subsidiary.

Section 3.2 Indemnification by Parent. From and after the date hereof, Parent will indemnify, hold harmless and reimburse Kaoufman, WHL Holdings Limited and any of its Affiliates (including Newco and each Group Company), and each of the directors, officers, employees, managers, stockholders, members, counsel, agents, trustees or other representatives of such foregoing Persons (collectively, “Whitehall Indemnified Parties”), against any and all losses, claims damages and liabilities (including, without limitation, reasonable legal fees and other expenses reasonably incurred in connection with any suit, action or proceeding or claim asserted, as such fees and expenses are incurred) to which such Whitehall Indemnified Party may become subject (collectively “Losses”), insofar as such Losses arise out of or are based upon any suit, action or proceeding brought or claim asserted by or on behalf of Möet Hennessy International or any of its Affiliates as a result of the provision of the Required Financial Information to Parent or the public disclosure by Parent of any part of the Required Financial Information, including the consolidated financial statements of the Joint Venture and its subsidiary for 2008.

Section 3.3 Additional Agreements. (a) Parent shall use its reasonable best efforts to cause its auditors, PricewaterhouseCoopers Sp. z.o.o, to consent to the disclosure by WHL Holdings Limited of a copy of its report, dated May 15, 2009, addressed to the board of directors of WHL Holdings Limited relating to certain procedures performed by such auditors, to the extent that such disclosure is requested by Möet Hennessy International or any of its Affiliates.

(b) WHL Holdings Limited and Kaoufman hereby acknowledge the receipt on June 25, 2009, of the officer’s certificate of the Chief Financial Officer of Parent, certifying, among other things, that Parent is required by applicable U.S. securities laws to file the separate audited consolidated financial statements of the Joint Venture no later than June 30, 2009.

(c) Kaoufman shall use his reasonable best efforts to cause Ernst & Young LLC to provide all customary services in connection with an underwritten public offering of common stock comparable to the Public Offering, including, but not limited to, provision of a “comfort letter” in connection with the separate audited consolidated financial statements of the Joint Venture and its subsidiary to be delivered pursuant to Section 3.1; provided that, for the avoidance of doubt, the fees, costs and expenses of Ernst & Young LLC in providing such customary services shall be borne solely by Parent in accordance with Section 2.8.

(d) The Parties hereby agree and acknowledge that the terms and conditions of this Agreement replace the provisions of Sections 7.5(i), 7.13(a) and 7.13(b) of the SPA, and that, subject to Section 4.1(b) hereof, such provisions have no further force and effect as of the date of this Agreement.

Section 3.4 Acknowledgement of Interest Accrued. Notwithstanding anything in the SPA to the contrary, including Section 7.5(i) thereof, no later than two (2) Business Days after the consummation of the Public Offering, Parent agrees to pay, or to cause Purchaser to pay, to Seller (or its designee) interest accrued on the amount of twenty-five million two hundred sixty-three thousand dollars ($25,263,000), being the amount equal to the Guarantee Outstanding Daily Balance, from and after April 9, 2009 through the Registration Date at the annual rate of 10% accruing daily based on a 365-day year (the “Late Registration Interest”); provided that, in the event that at any time before CEDC shall have received the Required Financial Information (including, for the avoidance of doubt, the audit report of the independent auditors with respect to the separate consolidated financial statements of the Joint Venture for 2008), Parent shall have delivered to Kaoufman an officer’s certificate, duly signed on behalf of Parent by its Chief Executive Officer or its Chief Financial Officer, attesting that as of the date thereof (i) Parent has received the separate audited financial statements for 2008 (and the report of the independent auditors with respect thereto) of all other non-consolidated majority-owned subsidiaries and 50%-percent-or-less-owned persons with respect to which separate financial statements for 2008 are required to be filed with the SEC pursuant to Rule 3-09 under Regulation S-X and (ii) at least two (2) Business Days have elapsed since Parent, or its advisers, circulated for comment to Kaoufman and his advisers a draft of the Registration Statement (or any prospectus supplement), then the foregoing Late Registration Interest shall be calculated only with respect to the period from and after April 9, 2009 through the date of such officer’s certificate. Subject to Section 4.1(b), notwithstanding anything else to the contrary in this Section 3.4, and solely for the purposes of calculating the accrual of the Late Registration Interest and for determining the beginning of the Third Guarantee Period, the “Registration Date” shall be deemed to be (A) in the event that Kaoufman shall have delivered the MK Notice pursuant to Section 2.2, the date that the last of the two conditions set forth in clauses (i) and (ii) above shall have occurred, or (B) in the event that Kaoufman shall not have delivered the MK Notice pursuant to Section 2.2, the date the registration statement contemplated by Section 4.1(a)(ii) is declared effective.

ARTICLE 4

KAOUFMAN’S ONGOING REGISTRATION RIGHTS

Section 4.1 Ongoing Demand Registration Rights. (a) In the event that (x) the Public Offering is completed on or before August 15, 2009 and (y) immediately after the sale of the Kaoufman Underwritten Shares, if any, Kaoufman still holds any Kaoufman Shares, notwithstanding anything to the contrary in the Registration Rights Agreement, the Parties agree that Kaoufman shall have the right to the following Demand Registrations:

(i) On the written request of Kaoufman, during the period during which the Underwriters exercise and consummate their Over-Allotment Option (the “Over-Allotment Period”), Parent undertakes to file a registration statement relating to up to 500,000 of such Kaoufman Shares under the Securities Act with the SEC and to use its reasonable best efforts to cause up to 500,000 of such Kaoufman Shares to be registered under the Securities Act, provided that, for the avoidance of doubt, (x) any sales by Kaoufman pursuant to such registration statement shall remain subject to any Kaoufman Lock-Up pursuant to the Underwriting Agreement, if applicable and (y) if Kaoufman does not request such Demand Registration during the Over-Allotment Period, he shall retain only the single Demand Registration set forth in Article II of the Registration Rights Agreement; and

(ii) After the expiration of the Over-Allotment Period, Parent undertakes to file a registration statement relating to any Kaoufman Shares not previously registered (whether pursuant to clause (i) above or in connection with the Public Offering) under the Securities Act with the SEC and to use its reasonable best efforts to cause all such Kaoufman Shares to be registered under the Securities Act; provided that, for the avoidance of doubt, such Demand Registration shall be subject to the terms and conditions of the Registration Rights Agreement; provided further, that if the Registration Date has occurred pursuant to the terms of this Agreement, Parent shall not undertake to file such registration statement until Parent receives the written request of Kaoufman to do so;

(iii) For the avoidance of doubt, this Section 4.1(a) shall apply irrespective of the reason that Kaoufman continues to hold Kaoufman Shares after the sale of the Underwritten Shares to the Underwriters pursuant to the Underwriting Agreement, including, without limitation, because Kaoufman does not enter into the Underwriting Agreement and does not participate in the Public Offering.

(b) Notwithstanding anything to the contrary in this Article IV, in the event that (i) the Public Offering has not been completed on or before August 15, 2009 or (ii) Parent has affirmatively decided to abandon the Public Offering, then (A) the Registration Rights Agreement and Sections 7.13 and 7.5(i) of the SPA shall continue to apply in accordance with their terms (except as expressly modified hereby), and Parent shall as promptly as reasonably practicable following the date set forth in clause (i) or the decision to abandon the Public Offering, prepare and file with the SEC the Registration Statement under the Securities Act with respect to all the Kaoufman Shares and shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC (including, to the extent it is then eligible, by filing an automatic shelf registration statement) and to cause the Kaoufman Shares to be registered under the Securities Act as promptly as practicable after the date set forth in clause (i) or the decision to abandon the Public Offering, and (B) for the avoidance of doubt, and solely for the purposes of calculating the accrual of the Late Registration Interest and determining the beginning of the Third Guarantee Period, the “Registration Date” will be deemed to be the date that the registration statement registering all Kaoufman Shares that Parent files with the SEC, as contemplated by the Registration Rights Agreement, is declared effective.

ARTICLE 5

MISCELLANEOUS

Section 5.1 No Further Amendments. Except as expressly set forth herein, no other amendment or modification is made to the SPA or the Registration Rights Agreement which shall each remain at all times in full force and effect in accordance with its terms as of the date hereof. References to “this Agreement” in the SPA and the Registration Rights Agreement shall each include the Agreement as respectively amended by this Agreement.

Section 5.2 Miscellaneous. The provisions of Article 10 (Miscellaneous), including, but not limited to, Section 10.2 (Governing Law), Section 10.3 (Dispute Resolution; Consent to Arbitration) of the SPA are hereby incorporated by reference and shall apply hereto, mutatis mutandis.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED in its capacity as Trustee of THE FIRST NATIONAL TRUST

By:	/s/ BERNARD QUANT
Name: Bernard Quant
Title: Director

WHL HOLDINGS LIMITED

By:	/s/ MARK KAOUFMAN
Name: Mark Kaoufman
Title: Director

POLMOS BIALYSTOK S.A.

By:	/s/ CHRIS BIEDERMAN
Name: Chris. Biederman
Title: Management Board Member

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ WILLIAM CAREY
Name: William Carey
Title: CEO

MARK KAOUFMAN

/s/ MARK KAOUFMAN